Employment Contract

Between the company

Clyvia Technology GmbH
Friedrich List Allee 10
41488 Wegberg-Wildenrath

hereafter referred to as the “Employer”

and

Dieter Wagels
Kogenbroich 20
52511 Geilenkirchen

hereafter referred to as the “Employee”

enter into the following Employment contract:

§ 1 Employment contract start date

The employment contract start date is January 1st, 2006. Termination prior to the Employment contract start date is impossible.

§ 2 Responsibilities

Mr. Dieter Wagels shall be employed as Managing director. Mr. Dieter Wagels shall be responsible for the technical/engineering management for the Employer.

Mr. Dieter Wagels is entitled individually represent the Employer.

§ 3 Remuneration

For his work, Mr. Dieter Wagels shall receive the following emolument:

Commencing on January 1st, 2006 a monthly gross salary in the amount of € 3,750 (in words three thousand and seven hundred and fifty Euros).

Mr. Dieter Wagels shall receive a management bonus in the amount of 1.5% of the selling price for each system sold.

At year-end 2005 [sic] the appropriateness of the monthly salary, to which Mr. Dieter Wagels is entitled will be reviewed and newly determined together with the shareholders.

Furthermore, Mr. Dieter Wagels shall receive a management bonus at the end of the year, to be determined by the shareholders.

§ 4 Contract period/ Termination

The contract period is indefinite. If it is not terminated for that point in time or later with one year notice, it is renewed for an additional three years.

Termination shall occur by registered letter or hand-delivery of a written termination notice.

As for the remainder, the contract ends at the end of the month in which Mr. Dieter Wagels reaches the age of 65. Any renewal of the contract after that point in time shall be by mutual agreement between Mr. Dieter Wagels and the Employer’s shareholders.

In case of termination by Mr. Dieter Wagels, the Company may forego, in whole or in part, any additional work by Mr. Dieter Wagels with the continued payment of his fixed remuneration (fixed salary and guaranteed management bonus) until the end of the notice period. If the company foregoes any of Mr. Dieter Wagels’ services, his entire remuneration from new employment shall be credited against the remuneration thus far.

In the event that Mr. Dieter Wagels is temporarily prevented from fulfilling his responsibilities as Managing director due to illness, or for other reasons, for which he is not responsible, Mr. Dieter Wagels shall receive the fixed remuneration (fixed salary and guaranteed management bonus) for a period of 6 months, however, not for longer than the contract period. After the 6 months, the shareholders shall make a decision regarding continued payment of the remuneration, if applicable.

In case of death, his widow, Mrs. Luise Wagels, shall receive the fixed remuneration (fixed salary and guaranteed managed bonus) for 3 months, however, not beyond the contract duration. The continued payment of remuneration begins after the end of the month, in which the death occurred.

§ 5 Vacation

Mr. Dieter Wagels shall have an annual vacation allowance of 6 calendar weeks. Vacation dates shall be established in agreement with the other company executives.

§ 6 Additional benefits

Mr. Dieter Wagels is entitled to reimbursement of expenses from business trips.

Mr. Dieter Wagels is entitled to a business vehicle, which is also available for his private use.

§ 7 Obligation of secrecy

Mr. Dieter Wagels is bound to maintain secrecy about any of the company’s business activities and of those corporations, in which the company has a share – especially with regard to trade secrets, plant equipment set-up processes, laboratory work, supply sources and employees.

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Furthermore, Mr. Dieter Wagels is obligated to maintain as company property any business documents and his own records, if they pertain to company activities, and protect their confidentiality, and must turn over these documents to the company upon request, however, at the latest at the end of the employment contract, unless this is unreasonable in an isolated instance under special circumstances.

Records pertaining to outcomes, which are based on his own creative work and which are pertinent to the Employer’s business purpose, shall be made available to the company at the end of the employment contract. Mr. Dieter Wagels may keep these, if it does not run counter to any particular corporate interests.

The obligation of secrecy does not end at the end of the employment contract. As long as Mr. Dieter Wagels does not receive any pension benefits from the company and is not obligated by a prohibition of competition, the obligation of secrecy does not apply after the end of the employment contract, if Mr. Dieter Wagels demonstrates that the limitation of his professional activities is unreasonable in relation to the company’s interests concerning secrecy.

§ 8 Additional employment

Any additional employment requires express prior written consent from the shareholders. Participation in any business partnerships as well as participation in any company supervisory bodies is considered as additional employment.

§ 9 Patents and inventions

For inventions and proposed technical improvements, the regulations under the German Law concerning employee inventions [“Gesetz ueber Arbeitnehmererfindungen”] as well as the guidelines pertaining thereto, except for Section 22 of the law apply.

§ 10 Insurance

The company will take out accident insurance for Mr. Dieter Wagels with an insured sum of € 750,000.00 in case of death and € 1,000,000.00 in case of disability.

§ 11 Contract amendments

Any additions or amendments to this contract must be made in writing and are only legally valid, if signed by both parties to the contract. If one contract clause becomes legally invalid, the validity of the other provisions shall not be affected. In this case, the parties to the contract are obligated to replace it with a provision, which comes closest to the financial intent of the ineffective provision. The same applies for any gaps in the contract.

The conclusion of the contract renders any previous contracts and agreements invalid.

§ 12 Miscellaneous obligations

The employer shall assume absolute guarantee for any obligations under this contract.

§ 13 Delivery

This contract has been prepared in duplicate. Each party to the contract shall receive one copy.

Wildenrath

[Signature]
(Dieter Wagels)

Wildenrath

[Signature] [Date: 24/11/2005]
(Dr. Manfred Sappok)